THE BOMBAY COMPANY, INC.
NON-QUALIFIED OPTION AGREEMENT

This Non-Qualified Option Agreement (the “Agreement”) is made effective as of the 5th day of June, 2006, between THE BOMBAY COMPANY, INC., a Delaware corporation (the “Company”), and DAVID B. STEWART, an employee of the Company or one of its subsidiaries (“Employee”).

RECITALS

A.
The Company and Employee are parties to that certain Employment Agreement, dated June 5, 2006 (the “Employment Agreement”), whereby Employee may from time to time receive option grants to purchase shares of the Company’s $1.00 par value common stock (the “Shares”). Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them under the Employment Agreement.

B.	The Company desires to afford Employee the opportunity to purchase Shares in accordance with the terms of this Agreement.

C.
The parties intend for this Agreement to comply with the provisions governing nonqualified stock options under Internal Revenue Service Notice 2005-1 and the proposed Treasury Regulations issued on September 29, 2005 under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in order to exempt this Agreement and the option granted hereunder from application of Section 409A of the Code.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to Employee the right and option (the “Option”) to purchase an aggregate of 550,000 Shares (the “Option Shares”), such Shares being subject to adjustment as provided in paragraph 8 hereof, and on the terms and conditions herein set forth. All of the Shares granted pursuant to this Option, are granted as a non-qualified stock option (a “Non-Qualified Option”).

2. Purchase Price. The purchase price of the Option Shares shall be $2.21 per Share, such purchase price being 100% of the fair market value of such Shares on June 5, 2006 (the “Date of Grant”), determined by the Board of Directors of the Company (the “Board”) or an authorized Committee of the Board (the “Committee”) in accordance with Section 409A of the Code and the regulations and guidance issued thereunder.
3. Vesting; Exercise of Option.

(a) Vesting and Time of Exercise. Unless expired as provided in paragraph 5 below, and subject to the special provisions of paragraphs 3(b) and 3(c) below, the Option Shares shall be vested and this Option may be exercised as follows: (i) 100,000 Option Shares shall vest on, and may be exercised, in whole or in part, at any time after, the first anniversary of the Date of Grant; (ii) an additional 175,000 Option Shares shall vest on, and may be exercised, in whole or in part, at any time after, the second anniversary of the Date of Grant; and (iii) the remaining 275,000 Option Shares shall vest on, and may be exercised, in whole or in part, at any time after, the third anniversary of the Date of Grant.

(b) Acceleration upon Termination without Cause or Resignation Due to Company Breach. Notwithstanding any provision of this Agreement to the contrary and unless expired as provided in paragraph 5 below, if Employee is terminated by the Company without Cause or if Employee resigns upon Company Breach at any time after the first anniversary of the Date of Grant, then a “pro rata portion” of the Option Shares that would have vested and become exercisable had Employee remained employed through the vesting date immediately following such termination shall immediately become vested and exercisable. For purposes of this paragraph 3(b), a “pro rata portion” shall be the number of Option Shares (rounded down to the next whole Option Share) equal to (i) the number of full calendar months that Employee has served as the Company’s Chief Executive Officer pursuant to the Employment Agreement since the vesting date immediately prior to such termination, divided by (ii) 12. By way of example, if Employee resigns upon Company Breach six (6) months after the first anniversary of the Date of Grant, 50% of the Option Shares that would have vested on the second anniversary of the Date of Grant will become immediately vested and exercisable on the date of such termination and the remaining 50% of the Option Shares that would have vested on the second anniversary of the Date of Grant and all of the Option Shares that would have vested on the third anniversary of the Date of Grant will expire on the date of such termination.

(c) Acceleration upon Change of Control. Notwithstanding any provision of this Agreement to the contrary and unless expired as provided in paragraph 5 below, this Option shall become immediately fully vested and exercisable as to all of the Option Shares covered hereby upon the occurrence of a Change of Control Event (as defined in paragraph 5(c) below).

4. Manner of Exercise; Payment of Purchase Price or Cashless Exercise.

(a) Subject to the terms and conditions of this Agreement, this Option shall be exercised by written notice to the Company at its principal office. Such notice shall state the election to exercise this Option and shall specify the total number of Option Shares sought to be exercised pursuant to the notice. Such notice of exercise shall be signed by Employee and shall be irrevocable when given.

(b) At Employee’s election, this Option may be exercised either by (i) payment of the purchase price for the Option Shares, as described in paragraph 4(b)(i) below, or (ii) to the extent permitted by applicable law and with the consent of the Company, means of a cashless exercise, as described in paragraph 4(b)(ii) below.

(i) Payment of Purchase Price. If Employee elects to exercise this Option by payment of the purchase price for the Option Shares, the notice of exercise shall be accompanied by the full payment of the purchase price for the Option Shares in cash by certified check or bank cashier's check or through satisfactory arrangements for payment by a broker representing Employee in the sale of some or all of the Option Shares. Subject to approval of the Committee, payment of the purchase price may be accomplished by the surrender of stock certificates representing Shares that (A) have an aggregate fair market value on the date of exercise equal to the purchase price of the Option Shares and (B) have not been acquired from the Company within six (6) months prior to the date of the notice of exercise, or by a combination of cash and such Shares.

(ii) Cashless Exercise. If Employee elects to exercise this Option by means of a cashless exercise and such cashless exercise is permitted by applicable law and approved in writing by the Committee, the number of Option Shares to be received by Employee shall equal the excess, if any, of (A) the number of Option Shares that would be received by Employee upon such exercise had Employee paid the purchase price for the Option Shares in cash over (B) a number of Option Shares, the aggregate fair market value of which is equal to the aggregate purchase price that would have been paid as determined pursuant to the immediately preceding clause (A).

(c) Upon receipt of the purchase price, and subject to the terms of paragraph 11, a certificate representing the Option Shares exercised shall be registered in the name of the person or persons so exercising this Option. In the event this Option shall be exercised pursuant to paragraph 4(e), by any person or persons other than Employee, such notice shall be accompanied by appropriate proof satisfactory to the Company of the right of such person or persons to exercise this Option. All Shares issued as a result of an exercise of this Option as provided herein shall be fully paid and non-assessable. If Employee fails to pay for any of the Option Shares specified in his notice of exercise or fails to accept delivery thereof, then this Option, and the right to purchase such Option Shares may be forfeited, at the election, and in the sole discretion, of the Company.

(d) The payment of withholding tax liability by Employee shall be a condition precedent to the Company’s obligation to issue any certificates for Shares resulting from an exercise of this Option. The Company shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, local, or other taxes required by law to be withheld in connection with this Option. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to Employee. To the extent permitted by applicable law, the withholding requirement may be satisfied, in whole or in part, at the election of Employee, by withholding from the Shares otherwise issuable upon the exercise of the Option (or portion thereof) that number of Shares having an aggregate fair market value on the date of exercise equal to the amount determined by the Company as the amount required to be withheld for tax purposes (or such greater amount of withholding as elected by Employee in writing). Employee is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code.

(e) Subject to the terms and conditions set forth in paragraph 3 above and paragraph 5 below, during the lifetime of Employee, this Option may be exercised only by Employee, or by Employee’s guardian or personal or legal representative. If Employee terminates service with the Company due to his death prior to the expiration of this Option in accordance with paragraph 5, and Employee has not exercised this Option as to the maximum number of vested Option Shares as of his date of death, then the following persons may exercise the vested and exercisable portion of the Option on behalf of Employee at any time prior to the earliest of the dates specified in paragraph 5 hereof: the personal representative of his estate, or the person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of Employee; provided that the Option shall remain subject to the other terms of this Agreement and applicable laws, rules, and regulations.

5. Expiration of Option. Other than as stated below in this paragraph 5, this Option, if vested and not exercised, shall expire and become null and void upon the expiration of ninety (90) days after Employee ceases to be employed by the Company or any of its subsidiaries. Subject to the provisions of paragraph 3 above, all unvested portions of this Option shall expire on the date of the termination of Employee’s employment for any reason.

(a) Without Cause or Due to Company Breach. If Employee’s employment is terminated by the Company without Cause or by Employee upon Company Breach, this Option shall continue to be exercisable until the earlier to occur of (i) the date that is six (6) months following the date of such termination and (ii) the end of the applicable period provided in paragraph 5(d) below.

(b) Death or Disability. In the event of the termination of Employee’s employment by the Company on account of death or “disability” (as defined in the Employment Agreement), this Option shall continue to be exercisable until the earlier to occur of (i) the date that is twelve (12) months following the termination of Employee’s employment on account of his death or disability, and (ii) the end of the applicable period provided in paragraph 5(d) below.

(c) Change of Control. If a Change of Control occurs and within one (1) year of the Change of Control (as defined in the Employment Agreement), Employee’s employment is terminated other than for Cause or by Employee’s resignation without Company Breach (collectively, a “Change of Control Event”), then this Option shall continue to be exercisable until the earlier to occur of (i) the one (1) year anniversary of the Change of Control Event, and (ii) the end of the applicable period provided in paragraph 5(d) below.

(d) Termination of Option. Notwithstanding the above, this Option shall, without exception, become null and void once a period of seven (7) years shall have lapsed since the Date of Grant. Only those portions of this Option vested on or before the date of termination of Employee’s employment may be exercised.

6. Option Non-transferable. Unless permitted by law and regulation and approved in writing by the Committee, this Option and any right related thereto shall not be transferable by Employee otherwise than by will or by the laws of descent and distribution.

7. No Fractional Shares. The Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

8. Adjustments of Shares Subject to Option. If any Shares shall at any time be changed or exchanged by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or a dividend payable in stock, then the aggregate number of Option Shares subject to this Agreement and the purchase price of such Option Shares shall be automatically adjusted in a manner which complies with Section 409A of the Code such that Employee’s proportionate interest shall be maintained as before the occurrence of such event. The determination of any such adjustment by the Committee shall be final, binding and conclusive.

9. No Contract. This Agreement does not constitute a contract for employment and shall not affect the right of the Company to terminate Employee’s employment for any reason whatsoever.

10. Rights as Shareholder. This Agreement shall not entitle Employee or any permitted transferee to any rights of a shareholder of the Company or to any notice of proceedings of the Company with respect to any Option Shares issuable upon exercise of this Option unless and until this Option has been exercised for such Shares.

11. Restriction on Issuance of Shares. Notwithstanding any of the provisions hereof, Employee hereby agrees that he will not exercise the Option granted hereby, and that the Company will not be obligated to issue any shares to Employee hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by Employee or the Company of any provision of any law or regulation of any governmental authority. The Company shall not be required to issue or deliver any certificates for Shares purchased upon the exercise of this Option prior to the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be legally required. The Company shall file an appropriate registration statement, and shall use commercially reasonable efforts to register, with the Securities and Exchange Commission, all Option Shares prior to the date any of the Option Shares vest in accordance with paragraph 3, in connection with Employee’s exercise and resale of such Option Shares.

12. Section 409A. The Company shall take no action in respect of this Option which would cause it to result in an accelerated or additional tax under Section 409A of the Code.

13. Lapse of Option. The Agreement shall be null and void in the event Employee shall fail to sign and return a counterpart hereof to the Company within thirty (30) days following its delivery to Employee.

14. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

15. Governing Instrument and Law. This Agreement and any Shares issued hereunder shall be subject to the laws of the State of Texas. Moreover, in the event of any conflict between the terms of this Agreement and the terms of the Employment Agreement, except with respect to the provisions of paragraph 5 above, the terms of the Employment Agreement shall control. With respect to the provisions of paragraph 5 above, in the event of any conflict between paragraph 5 and the terms of the Employment Agreement, paragraph 5 shall control.

16. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

17. Notice. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Employee:

David B. Stewart
2855 Bloor Street W, Unit 440
Toronto, Ontario M8X3A1
Telephone: 416-233-2217
With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Michael J. Segal, Esq.
Facsimile: 212-757-3990

If to the Company:

The Bombay Company, Inc.
550 Bailey Avenue
Fort Worth, Texas 76107-2111
Attn: General Counsel
Facsimile: 817-339-3739

Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the next business day following the day of transmission.

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Signature page follows

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the date first above written.

THE BOMBAY COMPANY, INC.

By: /s/MICHAEL J. VEITENHEIMER
                                                                      Michael J. Veitenheimer,
                                                                                      Senior Vice President, Secretary and General Counsel
Accepted and Agreed:

/s/DAVID B. STEWART                                             Date: June 5, 2006
David B. Stewart